EXHIBIT 99.1

Dynatronics Corporation Announces Brian Baker as Chief Operating Officer

EAGAN, MN / ACCESSWIRE / January 19, 2022 / Dynatronics Corporation (NASDAQ:DYNT), a leading manufacturer of athletic training, physical therapy, and rehabilitation products, today announced that Brian Baker rejoined the company full-time as Chief Operating Officer effective on January 17, 2022.

Mr. Baker joined Dynatronics as President of Therapy Products in February 2018. He served as Chief Operating Officer from May 2019 until his promotion to Chief Executive Officer in August 2019. Mr. Baker held that position until July 2020 when he resigned due to health issues relating to the COVID-19 virus. Following his resignation as Chief Executive Officer, Mr. Baker continued as a member of the Dynatronics Board of Directors and a consultant to the company.

Prior to joining Dynatronics, Mr. Baker was Vice President of Global Operations of SeaSpine Holdings Corporation from July 2015 to January 2018, and Vice President of Operations of the SeaSpine business within Integra LifeSciences Corporation from March 2015 to July 2015. From November 2013 until March 2015, he was an industry consultant advising on mergers and acquisitions and providing business process optimization services. He holds a B.A. degree in business from the University of Phoenix.

With this appointment as Chief Operating Officer of Dynatronics, Mr. Baker has stepped down from his role on the Board of Directors of Dynatronics. With his resignation, the number of directors on the company’s board will return to six.

Management Commentary

“Brian has made significant accomplishments to drive growth and profitability during his tenure as a leader of, and later as a consultant to, Dynatronics,” stated John Krier, Chief Executive Officer of Dynatronics. “We welcome Brian back to a full-time role as Chief Operating Officer. His industry knowledge and collaborative leadership approach brings great value to Dynatronics.”

“I am excited to continue working closely with John, the Board of Directors, and the passionate employees at Dynatronics. Thankfully, I have fully recovered from the COVID-19 virus, and I look forward to working with the employees and the leadership team to execute the growth and value creation strategy for our customers, dealers, and shareholders,” said Brian Baker.

About Dynatronics Corporation

Dynatronics is a leading medical device company committed to providing high-quality restorative products designed to accelerate achieving optimal health. The Company designs, manufactures, and sells a broad range of products for clinical use in physical therapy, rehabilitation, pain management, and athletic training. Through its distribution channels, Dynatronics markets and sells to orthopedists, physical therapists, chiropractors, athletic trainers, sports medicine practitioners, clinics, hospitals, and consumers. The Company's products are marketed under a portfolio of high-quality, well-known industry brands including Bird & Cronin®, Solaris™, Hausmann™, Physician's Choice®, and PROTEAM™, among others. More information is available at www.dynatronics.com.

Contact:

Dynatronics Corporation
Investor Relations

Skyler Black
(801) 676-7201
ir@dynatronics.com

Darrow Associates
Jeff Christensen, Managing Director
(703) 297-6917
jchristensen@darrowir.com

For additional information, please visit: www.dynatronics.com

Connect with Dynatronics on LinkedIn

SOURCE: Dynatronics Corporation